Exhibit 99.1

FOR IMMEDIATE RELEASE

November 4, 2013

Owens & Minor Reports Financial Results for 3rd Quarter 2013, Including 5.7% Growth in Revenues

Domestic segment revenues increased 2.1% in the third quarter of 2013

RICHMOND, VA….Owens & Minor, Inc. (NYSE-OMI) today reported financial results for the third quarter ended September 30, 2013, including consolidated quarterly revenues of $2.30 billion, increased 5.7% when compared to revenues of $2.18 billion for the third quarter of 2012. The comparative improvement in quarterly revenues resulted primarily from the company’s International segment, which contributed $128.9 million to third quarter 2013 consolidated revenues, compared with a one-month’s contribution of $49.7 million for the same period last year. The International segment consists of Movianto, which was acquired by Owens & Minor on August 31, 2012.

For the third quarter of 2013, net income was $28.0 million, or $0.44 per diluted share, an increase of 13.7% when compared to $24.6 million, or $0.39 per diluted share, for the same period of 2012. For the third quarter, adjusted net income (non-GAAP), which excludes pre-tax charges of $2.7 million for acquisition-related and exit and realignment activities was $29.9 million, or $0.47 per diluted share, compared to $31.2 million, or $0.49 per diluted share, for the same period last year.

“These results continue to support our belief that our strategy is working despite a shifting healthcare landscape, and we continue to see promise in the market and our ability to tap into new opportunities,” said Craig R. Smith, chairman & chief executive officer of Owens & Minor. “Our teams turned in solid performances in the third quarter, capping nine months of improvement in many key areas of the company. Our teams in Europe are also to be commended for achieving a positive result for the quarter. With the support of our dedicated teammates, we are working hard to position our company to capture emerging opportunities in an evolving healthcare market.”

Consolidated operating earnings for the third quarter of 2013 were $49.2 million, an improvement of $2.6 million, when compared to operating earnings of $46.7 million for the same period in the prior year. Adjusted consolidated operating earnings (non-GAAP) for the third quarter of 2013 were $52.0 million, or 2.25% of revenues, decreased $2.5 million, when compared to adjusted operating earnings of $54.5 million, or 2.50% of revenues, in the same period of 2012. Third quarter adjusted consolidated operating earnings (non-GAAP) as a percentage of revenues improved slightly on a sequential basis, when compared to the second and first quarters of 2013.

Year-to-Date Results

For the nine months ended September 30, 2013, consolidated revenues were $6.85 billion, an increase of $263.8 million, or 4.0%, when compared to revenues of $6.58 billion for the same period of 2012. Net income for the first three quarters of 2013 was $82.9 million, or $1.31 per diluted share, a decline of 1.3% when compared to net income of $84.1 million, or $1.33 per diluted share, in the same period last year. For the year-to-date period, adjusted net income (non-GAAP), which excludes pre-tax charges of $5.4 million for acquisition-related and exit and realignment activities, was $86.8 million, or $1.37 per diluted share, compared to $91.0 million, or $1.44 per diluted share, in the first nine months of 2012.

Consolidated operating earnings for the year-to-date period of 2013 were $147.2 million, or 2.15% of revenues, compared to operating earnings of $151.7 million, or 2.30% of revenues, for the same period of 2012. Adjusted consolidated operating earnings (non-GAAP) for the year-to-date period were $152.5 million, or 2.23% of revenues, compared to adjusted operating earnings of $160.2 million, or 2.43% of revenues for the same period last year.

Asset Management

The balance of cash and cash equivalents was approximately $154 million at September 30, 2013. For the first nine months of 2013, the company reported cash provided by operating activities of approximately $161 million, compared to approximately $170 million in the same period last year. Asset management metrics for the quarter were positive with Domestic segment days sales outstanding (DSO) of 19.3 days as of September 30, 2013, comparing favorably to days sales outstanding (DSO) of 20.7 days as of September 30, 2012. Domestic segment inventory turns were 10.2 for the third quarter of 2013, unchanged when compared to the third quarter of 2012.

Segment Results

Domestic segment revenues for the third quarter of 2013 were $2.18 billion, an increase of 2.1%, when compared to the prior year’s third quarter revenues of $2.13 billion. The increase in third quarter Domestic segment revenues was primarily due to one additional selling day during the quarter, when compared to the same period in the prior year. For the year-to-date period, Domestic segment revenues were $6.47 billion, a decline of 0.9%, when compared to revenues of $6.53 billion for the same period last year. The $59.5 million decline resulted primarily from ongoing market trends such as lower rates of healthcare utilization, reduced government purchasing, and the company’s continued rationalization of smaller, less profitable healthcare provider and supplier customers.

For the third quarter of 2013, Domestic segment operating earnings were $51.2 million, or 2.35% of segment revenues, a decline of approximately $3.9 million when compared to operating earnings of $55.1 million, or 2.59% of segment revenues, in the same period of 2012. The decline resulted primarily from lower margin on sales to hospital customers and increased healthcare expenses, partially offset by benefits from the company’s sourcing efforts. For the year-to-date period, Domestic segment operating earnings declined $5.4 million to $155.4 million, or 2.40% of segment revenues, compared to $160.8 million, or 2.46% of revenues, for the prior year period. The year-to-date decline resulted from a combination of factors including benefits from a California sales tax settlement and certain supplier price changes, which were offset by increased expenses for healthcare, litigation, and the transition to a new delivery fleet vendor.

The International segment contributed revenues of $128.9 million and operating earnings of $0.7 million to third quarter 2013 results. For purposes of comparison to the third quarter of 2012, the International segment reported revenues of $49.7 million and an operating loss of $0.6 million, representing one month’s contribution to quarterly results. Sequential quarterly improvement in the International segment resulted from improved utilization of network capacity, continued growth, and diminishing reliance on transition services from the former parent company. For the year-to-date period, the International segment reported $372.9 million in revenues, along with year-to-date operating losses of $2.8 million, which reduced year-to-date consolidated net income by $0.04 per diluted share. In comparison, the International segment reported revenues of $49.7 million and an operating loss of $0.6 million for the year-to-date period of 2012. For both the quarter and year-to-date periods of 2013, approximately 50% of International segment revenues were derived from fee-for-service customer arrangements.

2013 Outlook

For 2013, the company continues to target revenue growth of 2% to 4%, but is now targeting adjusted net income per diluted share at the lower end of the original guidance of $1.90 to $2.00 for the year, which includes operating results from the Movianto acquisition, but excludes exit and realignment costs, as well as acquisition-related costs.

The 2013 outlook is based on certain assumptions that are subject to the risk factors discussed in the company’s filings with the Securities & Exchange Commission.

Highlights & Upcoming Events

•	The Owens & Minor board of directors declared a fourth quarter 2013 dividend of $0.24 per diluted share. The dividend is payable on December 31, 2013, to shareholders of record on December 16, 2013.

•	Owens & Minor signed a five-year agreement with HealthTrust, the group purchasing organization (GPO). The contract, which was effective October 1, 2013, is scheduled to expire on September 30, 2018.

•	Owens & Minor is scheduled to participate in the 2013 Credit Suisse Healthcare Conference on November 13, 2013 in Phoenix. The presentation, which will be webcast, is scheduled for 1:00 p.m. Mountain Time.

•	Owens & Minor has scheduled its Annual Investor Day in New York for Wednesday, December 4, 2013. Owens & Minor executives will provide an operational and strategic overview, as well as the company’s financial outlook for 2014. The meeting is scheduled to begin at 8:00 a.m. EST and is expected to conclude at approximately 10:30 a.m. EST. A live, listen-only webcast of the briefing will be available on the company website at www.owens-minor.com under the Investor Relations Section. Professional Wall Street analysts and investors may register via http://investors.owens-minor.com/registration.cfm.

Investors’ 3Q 2013 Conference Call & Supplemental Material

Owens & Minor’s management team will conduct a conference call to discuss the third quarter financial results on Tuesday, November 5, 2013, at 8:30 a.m. EST. The access code for the conference call, international dial-in, and replay is #78041849. Participants may access the call at 866-393-1604. The international dial-in number is 224-357-2191. A replay of the call will be available for one week by dialing 855-859-2056. A webcast of the call, along with supplemental information, will be available on www.owens-minor.com under the Investor Relations section.

Information on www.Owens-Minor.com

Owens & Minor uses its website, www.owens-minor.com, as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading national provider of distribution and logistics services to the healthcare industry and a leading European provider of logistics services to pharmaceutical, life-science, and medical-device manufacturers. With a diverse product and service offering and facilities throughout the United States and Europe, the company serves hospitals, integrated healthcare systems, alternate site locations, group purchasing organizations, healthcare manufacturers, and the federal government. Owens & Minor also provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain. For news releases, or for more information about Owens & Minor, visit the company website at www.owens-minor.com.

CONTACTS:

Trudi Allcott, Director, Investor & Media Relations, 804-723-7555; truitt.allcott@owens-minor.com

Chuck Graves, Director, Finance & Investor Relations, 804-723-7556; chuck.graves@owens-minor.com

Source: Owens & Minor

Owens & Minor, Inc.

Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,
	2013	2012

Net revenue	$2,304,599	$2,179,895
Cost of goods sold	2,031,270	1,951,772

Gross margin	273,329	228,123
Selling, general and administrative expenses	211,344	165,320
Acquisition-related and exit and realignment charges	2,747	7,831
Depreciation and amortization	12,441	10,090
Other operating income, net	(2,418)	(1,781)

Operating earnings	49,215	46,663
Interest expense, net	3,389	3,066

Income before income taxes	45,826	43,597
Income tax provision	17,856	19,000

Net income	$27,970	$24,597

Net income per common share:
Basic	$0.44	$0.39
Diluted	$0.44	$0.39

	Nine Months Ended September 30,
	2013	2012

Net revenue	$6,846,995	$6,583,221
Cost of goods sold	6,021,183	5,929,341

Gross margin	825,812	653,880
Selling, general and administrative expenses	641,613	471,179
Acquisition-related and exit and realignment charges	5,395	8,448
Depreciation and amortization	37,347	27,184
Other operating income, net	(5,693)	(4,643)

Operating earnings	147,150	151,712
Interest expense, net	9,835	9,975

Income before income taxes	137,315	141,737
Income tax provision	54,374	57,667

Net income	$82,941	$84,070

Net income per common share:
Basic	$1.31	$1.33
Diluted	$1.31	$1.33

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	September 30, 2013	December 31, 2012

Assets
Current assets
Cash and cash equivalents	$153,789	$97,888
Accounts and notes receivable, net	571,458	553,502
Merchandise inventories	787,803	763,756
Other current assets	246,242	213,748

Total current assets	1,759,292	1,628,894
Property and equipment, net	192,672	191,841
Goodwill, net	274,896	274,884
Intangible assets, net	40,519	42,313
Other assets, net	80,287	69,769

Total assets	$2,347,666	$2,207,701

Liabilities and equity
Current liabilities
Accounts payable	$689,554	$603,137
Accrued payroll and related liabilities	24,793	25,468
Deferred income taxes	49,860	40,758
Other current liabilities	276,697	254,924

Total current liabilities	1,040,904	924,287
Long-term debt, excluding current portion	214,416	215,383
Deferred income taxes	30,185	30,921
Other liabilities	55,841	63,454

Total liabilities	1,341,346	1,234,045
Total equity	1,006,320	973,656

Total liabilities and equity	$2,347,666	$2,207,701

Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Nine Months Ended September 30,
	2013	2012

Operating activities:
Net income	$82,941	$84,070
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	37,347	27,184
Share-based compensation expense	5,162	4,844
Provision for losses on accounts and notes receivable	179	414
Deferred income tax expense	8,424	1,098
Changes in operating assets and liabilities:
Accounts and notes receivable	(20,703)	(7,886)
Merchandise inventories	(23,690)	45,301
Accounts payable	93,950	32,467
Net change in other assets and liabilities	(21,285)	(16,355)
Other, net	(1,159)	(773)

Cash provided by operating activities	161,166	170,364

Investing activities:
Acquisition, net of cash acquired	—	(149,910)
Additions to property and equipment	(25,144)	(7,890)
Additions to computer software and intangible assets	(20,361)	(19,934)
Proceeds from the sale of property and equipment	2,020	3,237

Cash used for investing activities	(43,485)	(174,497)

Financing activities:
Cash dividends paid	(45,587)	(41,791)
Repurchases of common stock	(15,701)	(11,250)
Financing costs paid	—	(1,303)
Excess tax benefits related to share-based compensation	733	1,223
Proceeds from exercise of stock options	4,821	4,114
Other, net	(6,769)	(4,444)

Cash used for financing activities	(62,503)	(53,451)

Effect of exchange rate changes on cash and cash equivalents	723	1,313

Net increase (decrease) in cash and cash equivalents	55,901	(56,271)
Cash and cash equivalents at beginning of period	97,888	135,938

Cash and cash equivalents at end of period	$153,789	$79,667

Owens & Minor, Inc.

Financial Statistics and GAAP/Non-GAAP Reconciliations (unaudited)

(in thousands, except ratios and per share data)

	Quarter Ended
	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012

Consolidated operating results:
Net revenue	$2,304,599	$2,266,687	$2,275,709	$2,324,924	$2,179,895

Gross margin	$273,329	$273,431	$279,052	$270,774	$228,123
Gross margin as a percent of revenue	11.86%	12.06%	12.26%	11.65%	10.46%

SG&A expenses	$211,344	$212,548	$217,721	$211,415	$165,320
SG&A expenses as a percent of revenue	9.17%	9.38%	9.57%	9.09%	7.58%

Operating earnings, as reported (GAAP)	$49,215	$50,050	$47,884	$45,041	$46,663
Acquisition-related and exit and realignment charges	2,747	638	2,010	1,717	7,831

Operating earnings, adjusted (Non-GAAP)	$51,962	$50,688	$49,894	$46,758	$54,494
Operating earnings as a percent of revenue, adjusted (Non-GAAP)	2.25%	2.24%	2.19%	2.01%	2.50%

Net income, as reported (GAAP)	$27,970	$28,872	$26,098	$24,934	$24,597
Acquisition-related and exit and realignment charges, after-tax	1,899	412	1,521	1,237	6,588

Net income, adjusted (Non-GAAP)	$29,869	$29,284	$27,619	$26,171	$31,185

Net income per diluted common share, as reported (GAAP)	$0.44	$0.46	$0.41	$0.39	$0.39
Acquisition-related and exit and realignment charges	0.03	—	0.03	0.02	0.10

Net income per diluted common share, adjusted (Non-GAAP)	$0.47	$0.46	$0.44	$0.41	$0.49

Financing:
Cash and cash equivalents	$153,789	$207,826	$218,563	$97,888	$79,667

Total interest-bearing debt	$216,850	$216,994	$216,414	$217,591	$216,924

Stock information:
Cash dividends per common share	$0.24	$0.24	$0.24	$0.22	$0.22
Stock price at quarter-end	$34.59	$33.83	$32.56	$28.51	$29.88

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the measures exclude items and charges that (i) management does not believe reflect Owens & Minor, Inc.‘s (the “Company”) core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company’s performance to that of its competitors. However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.

Owens & Minor, Inc.

Summary Segment Information (unaudited)

(in thousands, except ratios)

	Three Months Ended September 30,
	2013		2012
	Amount	% of consolidated net revenue	Amount	% of consolidated net revenue
Net revenue:
Domestic	$2,175,663	94.41%	$2,130,226	97.72%
International	128,936	5.59%	49,669	2.28%

Consolidated net revenue	$2,304,599	100.00%	$2,179,895	100.00%

		% of segment net revenue		% of segment net revenue
Operating earnings (loss):

Domestic	$51,213	2.35%	$55,120	2.59%
International	749	0.58%	(626)	(1.26)%
Acquisition-related and exit and realignment charges	(2,747)	N/A %	(7,831)	N/A %

Consolidated operating earnings	$49,215	2.14%	$46,663	2.14%

Depreciation and amortization:
Domestic	$8,805		$8,801
International	3,636		1,289

Consolidated depreciation and amortization	$12,441		$10,090

Capital expenditures: (1)
Domestic	$10,032		$8,929
International	4,426		738

Consolidated capital expenditures	$14,458		$9,667

	Nine Months Ended September 30,
	2013		2012
	Amount	% of consolidated net revenue	Amount	% of consolidated net revenue
Net revenue:
Domestic	$6,474,069	94.55%	$6,533,552	99.25%
International	372,926	5.45%	49,669	0.75%

Consolidated net revenue	$6,846,995	100.00%	$6,583,221	100.00%

		% of segment net revenue		% of segment net revenue
Operating earnings (loss):
Domestic	$155,364	2.40%	$160,786	2.46%
International	(2,819)	(0.76)%	(626)	(1.26)%
Acquisition-related and exit and realignment charges	(5,395)	N/A %	(8,448)	N/A %

Consolidated operating earnings	$147,150	2.15%	$151,712	2.30%

Depreciation and amortization:
Domestic	$26,775		$25,895
International	10,572		1,289

Consolidated depreciation and amortization	$37,347		$27,184

Capital expenditures: (1)
Domestic	$34,506		$27,086
International	10,999		738

Consolidated capital expenditures	$45,505		$27,824

	September 30, 2013		December 31, 2012
Total assets:
Domestic	$1,749,805		$1,723,699
International	444,072		386,114

Segment assets	2,193,877		2,109,813
Cash and cash equivalents	153,789		97,888

	$2,347,666		$2,207,701

(1)	Represents additions to property and equipment and additions to computer software and separately acquired intangible assets.

Owens & Minor, Inc.

Net Income Per Common Share (unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Numerator:
Net income	$27,970	$24,597	$82,941	$84,070
Less: income allocated to unvested restricted shares	(186)	(153)	(541)	(574)

Net income attributable to common shareholders - basic	27,784	24,444	82,400	83,496
Add: undistributed income attributable to unvested restricted shares - basic	59	53	185	229
Less: undistributed income attributable to unvested restricted shares - diluted	(59)	(53)	(185)	(228)

Net income attributable to common shareholders - diluted	$27,784	$24,444	$82,400	$83,497

Denominator:
Weighted average shares outstanding - basic	62,605	62,763	62,678	62,806
Dilutive shares - stock options	26	78	41	84

Weighted average shares outstanding - diluted	62,631	62,841	62,719	62,890

Net income per share attributable to common shareholders:
Basic	$0.44	$0.39	$1.31	$1.33
Diluted	$0.44	$0.39	$1.31	$1.33